Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 (No. 333-135902) of our report dated September 16, 2005, except for Note 12 as to which the date is October 20, 2005, on our audits of the financial statements of NovaDel Pharma Inc. as of July 31, 2005 and 2004, and for the years then ended, which report is included in the Annual Report on Form 10-KSB of NovaDel Pharma Inc. for the year ended July 31, 2005. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey

July 27, 2006